Exhibit 99.1

February 19, 2009

Press Release

SOURCE: Oil States International, Inc.

Oil States Announces Fourth Quarter Earnings of $1.74 per Share Before Goodwill Impairment

HOUSTON, February 19 - Today, Oil States International, Inc. (NYSE: OIS) reported net income for the quarter ended December 31, 2008 of $7.0 million, or $0.14 per diluted share, compared to $48.2 million, or $0.95 per diluted share reported in the fourth quarter of 2007. The fourth quarter 2008 results included a non-cash, pre-tax charge of approximately $85.6 million, or $1.60 per diluted share after-tax, related to the impairment of a portion of the Company's goodwill. Excluding the impairment charges related to the write off of the full amount of its drilling and tubular services goodwill, the Company generated $86.8 million in net income, or $1.74 per diluted share, on $901.1 million of revenues and $162.9 million of Adjusted EBITDA in the fourth quarter of 2008. Excluding the goodwill impairment charges, Oil States recognized year-over-year growth in quarterly revenues and Adjusted EBITDA (EBITDA is defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the goodwill impairment charges) of 55% and 72%, respectively, in the fourth quarter of 2008(A) with year-over-year growth recognized in each of its business lines led by Tubular Services and Accommodations.

"We had a record year in 2008 with each of our business lines having record or near record earnings," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "In particular, our Tubular Services and Accommodations segments demonstrated strong year-over-year growth. However, 2009 will be a difficult year characterized by significantly reduced operational and financial results, as the global economic recession and reduced capital market liquidity have negatively impacted commodity prices and our customers' spending plans. Our current expectation for first quarter 2009 earnings is in a range of $0.96 to $1.06 per diluted share."

Mrs. Taylor continued, "We have substantially reduced our planned capital expenditures for 2009 as compared to our 2008 spending and are reducing our cost structure in response to the market downturn. We expect all of our businesses to be negatively impacted in 2009 with the most immediate impact occurring in our Tubular Services and Drilling businesses."

Mrs. Taylor concluded, "We have a strong liquidity position. At year end, we had $196 million of availability which has grown to $280 million today under our $500 million credit facility. We have no near term debt maturities as our credit facility extends to December 2011, and the first put/call date for our
convertible notes is July 2012.   We expect our liquidity strength to  allow us
to capitalize on opportunities the downturn presents."

The Company recognized an effective tax rate of 85.2% in the fourth quarter of 2008 compared to 30.1% in the fourth quarter of 2007. The effective tax rate in the fourth quarter of 2008 was negatively impacted by a significant amount of the goodwill impairment charges which were non-deductible. Excluding the goodwill impairment, the effective tax rate for the fourth quarter of 2008 would have approximated 34.9%. The effective tax rate in the fourth quarter of 2007 benefited from statutory tax rate reductions in Canada.

For the full year 2008, the Company reported revenues of $2.9 billion and EBITDA of $495.6 million which resulted in $222.7 million of net income, or $4.33 per diluted share. Excluding the goodwill impairment charges, the Company reported $581.3 of Adjusted EBITDA and $302.5 million of net income, or $5.88 per diluted share. The Company reported revenues of $2.1 billion and EBITDA of $385.5 million for the full year 2007 which resulted in net income of $203.4 million, or $3.99 per diluted share. The full year periods for 2008 and 2007 included gains on the sale of Boots & Coots common stock of $0.08 and $0.17 per diluted share, respectively.


BUSINESS SEGMENT RESULTS
(Unless otherwise noted, the following discussion compares the quarterly results from the fourth quarter of 2008 to the results from the fourth quarter of 2007. In order to present a more meaningful comparison of the Company's operating results, the fourth quarter 2008 results exclude the goodwill impairment charges.)

Well Site Services
------------------
Excluding the $22.8 million goodwill impairment charge taken in the drilling business, Well Site Services generated revenues of $235.7 million and Adjusted EBITDA of $80.1 million in the fourth quarter of 2008, compared to $209.1 million and $67.2 million, respectively, in the fourth quarter of 2007, representing year-over-year increases of 13% and 19%, respectively. The increase in EBITDA was primarily due to improved results from the Company's oil sands accommodations and drilling operations.

For the fourth quarter of 2008, the accommodations business reported revenues of $94.6 million and EBITDA of $35.3 million, compared to revenues and EBITDA of $91.5 million and $29.0 million, respectively, in the fourth quarter of 2007. Accommodations revenue and EBITDA increased 3% and 22%, respectively, primarily due to the significant increase in average available room capacity at the Company's four major oil sands lodges and strong accommodations activity in the U.S. EBITDA growth in accommodations was partially offset by weaker Canadian dollar and weaker year-over-year accommodations activity related to conventional Canadian drilling activity.

Drilling services generated revenues and Adjusted EBITDA of $44.0 million and $14.2 million, respectively, in the fourth quarter of 2008 compared to $35.3 million of revenues and $10.1 million of EBITDA in the fourth quarter 2007. These year-over-year increases in drilling services were primarily the result of three additional rigs built over the past twelve months, increased utilization and higher cash margins compared to the fourth quarter of 2007.

Rental tools generated $97.0 million of revenues and $30.5 million of EBITDA in the fourth quarter of 2008 compared to revenue of $82.3 million and EBITDA of $28.1 million in the fourth quarter of 2007. This year-over-year growth was due to increased completion activity in the U.S., particularly in wellhead isolation, well testing and thru-tubing work.

Offshore Products
-----------------
In the fourth quarter of 2008, Offshore Products generated $141.4 million of revenues and $25.6 million in EBITDA compared to $141.2 million of revenues and $21.3 million in EBITDA in the fourth quarter of 2007. The increase in EBITDA year-over year is primarily due to $5.0 million of project cost overruns recognized in the fourth quarter of 2007 and product mix related to increased rig, vessel and subsea pipeline equipment orders partially offset by lower bearing and connector product shipments. Backlog totaled $362.1 million at December 31, 2008 down from $420.5 million at September 30, 2008 and roughly flat with the $362.2 million at December 31, 2007.

Tubular Services
----------------
Excluding the $62.9 million goodwill impairment charge taken, Tubular Services generated revenues and Adjusted EBITDA of $524.0 million and $63.9 million, respectively, during the fourth quarter of 2008 compared to revenues of $230.6 million and EBITDA of $11.0 million in the fourth quarter of 2007. Tubular Services' OCTG shipments increased 21% to 166,200 tons from 137,000 tons in the fourth quarter of 2007. Gross margins in the fourth quarter of 2008 increased to 12.8% from 5.7% in the fourth quarter of 2007 because of higher year-over
- year OCTG mill pricing. The Company's OCTG inventory increased to $396.5 million from $276.9 million at September 30, 2008 due to the receipt of inventory in satisfaction of customer orders.

Goodwill Impairment
-------------------
In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the Company concluded that the goodwill amounts previously recorded in the Drilling and Tubular Services reporting units were impaired in their entirety. The total goodwill impairment charge recognized in the fourth quarter of 2008 was $85.6 million before taxes and $79.8 million after-tax. The majority of the impairment charge is related to goodwill recorded prior to or in conjunction with the Company's initial public offering in 2001. This non-cash charge does not impact the Company's liquidity position, its debt covenants or the Company's cash flows.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production
- related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Well Site Services, Offshore Products and Tubular Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Company will be hosting a conference call to discuss the results for the fourth quarter of 2008 on Friday, February 20, 2009 at 11:00 am Eastern time. This call is being webcast and can be accessed at Oil States' web site at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 447-0521 and using the passcode of 23632564. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-8996 and entering the passcode of 23632564.

This press release contains and the associated conference call will contain forward-looking statements within the meaning of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2007 filed by Oil States with the SEC on February 22, 2008 and within the Company's subsequent SEC filings.

                        Oil States International, Inc.
                Unaudited Condensed Consolidated Statements of Income
                   (in thousands, except per share amounts)
                                  (unaudited)

                                                             Three Months Ended December 31,     Twelve Months Ended December 31,
                                                             --------------------------------    --------------------------------
                                                                 2008                 2007           2008                2007
                                                             --------------------------------    --------------------------------
Revenues                                                     $   901,056           $  580,971    $  2,948,457        $  2,088,235
Costs and expenses:
  Cost of sales                                                  702,100              456,331       2,234,974           1,602,213
  Selling, general and administrative expenses                    37,504               31,989         143,080             118,421
  Depreciation and amortization expense                           26,863               21,383         102,604              70,703
  Impairment of goodwill                                          85,630                    -          85,630                   -
  Other operating income                                            (928)                (373)         (1,586)               (888)
                                                             --------------------------------    --------------------------------
Operating income                                                  49,887               71,641         383,755             297,786

Interest expense                                                  (3,613)              (5,191)        (17,530)            (17,988)
Interest income                                                      805                  909           3,561               3,508
Equity in earnings of unconsolidated affiliates                      868                1,307           4,035               3,350
Gain on sale of workover services and resulting investment             -                    -           6,160              12,774
Other income / (expense)                                            (331)                 333            (922)                928
                                                             --------------------------------    --------------------------------
  Income before income taxes                                      47,616               68,999         379,059             300,358
Income tax provision                                             (40,591)             (20,799)       (156,349)            (96,986)
                                                             --------------------------------    --------------------------------
  Net income                                                 $     7,025           $   48,200    $    222,710        $    203,372
                                                             ================================    ================================

Net income per share
  Basic                                                      $      0.14           $     0.97    $       4.49        $       4.11
  Diluted                                                    $      0.14           $     0.95    $       4.33        $       3.99

Weighted average number of common shares outstanding
  Basic                                                           49,622               49,730          49,622              49,500
  Diluted                                                         49,806               50,994          51,414              50,911

                           Oil States International, Inc.
                             Consolidated Balance Sheets
                                   (in thousands)

                                                       December 31,   September 30,    December 31,
                                                           2008           2008             2007
                                                       ------------   -------------    ------------
                                                       (unaudited)     (unaudited)      (audited)
Assets
  Current assets
    Cash and cash equivalents                          $     30,199   $      55,621    $     30,592
    Accounts receivable, net                                575,982         502,807         450,153
    Inventories, net                                        612,488         463,086         349,347
    Prepaid expenses and other current assets                18,815          13,475          35,575
                                                       ------------   -------------    ------------
      Total current assets                                1,237,484       1,034,989         865,667
  Property, plant and equipment, net                        695,338         723,626         586,910
  Goodwill, net                                             305,441         399,151         391,644
  Investments in unconsolidated affiliates                    5,899           6,255          24,778
  Other non-current assets                                   55,085          56,940          60,627
                                                       ------------   -------------    ------------
Total assets                                           $  2,299,247   $   2,220,961    $  1,929,626
                                                       ============   =============    ============

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable and accrued liabilities           $    371,789   $     347,450    $    239,119
    Current portion of long-term debt                         4,943         179,941           4,718
    Income taxes                                             52,546          24,392              43
    Deferred revenue                                        105,640          83,585          60,910
    Other current liabilities                                 1,587           1,220             121
                                                       ------------   -------------    ------------
      Total current liabilities                             536,505         636,588         304,911
  Long-term debt (B)                                        474,948         236,574         487,102
  Deferred income taxes                                      55,646          52,966          40,550
  Other noncurrent liabilities                               13,155          14,293          12,236
                                                       ------------   -------------    ------------
      Total liabilities                                   1,080,254         940,421         844,799

  Stockholders' equity
    Common stock                                                526             526             522
    Additional paid-in capital                              425,284         422,044         402,091
    Retained earnings                                       913,423         906,398         690,713
    Accumulated other comprehensive income / (loss)         (28,409)         37,854          73,036
    Treasury stock                                          (91,831)        (86,282)        (81,535)
                                                       ------------   -------------    ------------
      Total stockholders' equity                          1,218,993       1,280,540       1,084,827
                                                       ------------   -------------    ------------
Total liabilities and stockholders' equity             $  2,299,247   $   2,220,961    $  1,929,626
                                                       ============   =============    ============

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                  (unaudited)

                                                  Three Months Ended December 31,      Twelve Months Ended December 31,
                                                  -------------------------------      --------------------------------
                                                       2008              2007               2008               2007
                                                  -------------------------------      --------------------------------
Revenues
    Accommodations                                $      94,612     $      91,535      $      427,130     $     312,846
    Rental Tools                                         97,041            82,321             355,809           260,404
    Drilling and Other                                   44,023            35,268             177,339           143,153
                                                  -------------------------------      --------------------------------
  Well Site Services                                    235,676           209,124             960,278           716,403
  Offshore Products                                     141,385           141,209             528,164           527,810
  Tubular Services                                      523,995           230,638           1,460,015           844,022
                                                  -------------------------------      --------------------------------
Total Revenues                                    $     901,056     $     580,971      $    2,948,457     $   2,088,235
                                                  -------------------------------      --------------------------------
Adjusted EBITDA (A)
    Accommodations                                $      35,335     $      28,968      $      156,223     $     109,270
    Rental Tools                                         30,535            28,138             111,224            96,006
    Drilling and Other (C) (D)                           14,196            10,092              68,096            66,983
                                                  -------------------------------      --------------------------------
  Well Site Services (C)                                 80,066            67,198             335,543           272,259
  Offshore Products                                      25,598            21,342             100,357            93,444
  Tubular Services (D)                                   63,913            10,974             172,086            40,763
  Corporate and Eliminations                             (6,660)           (4,850)            (26,724)          (20,925)
                                                  -------------------------------      --------------------------------
Total Adjusted EBITDA (C) (D)                     $     162,917     $      94,664      $      581,262     $     385,541
                                                  -------------------------------      --------------------------------
Operating Income / (Loss)
    Accommodations                                $      27,210     $      21,056      $      120,972     $      85,347
    Rental Tools                                         20,860            20,536              75,787            71,973
    Drilling and Other (D)                                8,521             5,789              40,200            40,508
                                                  -------------------------------      --------------------------------
  Well Site Services                                     56,591            47,381             236,959           197,828
  Offshore Products                                      22,624            18,572              89,280            82,460
  Tubular Services (D)                                   62,800            10,494             169,333            38,467
  Corporate and Eliminations                             (6,498)           (4,806)            (26,187)          (20,969)
                                                  -------------------------------      --------------------------------
Total Operating Income (D)                        $     135,517     $      71,641      $      469,385     $     297,786
                                                  ===============================      ================================

                         Oil States International, Inc.
                Additional Quarterly Segment and Operating Data
                                  (unaudited)

                                                           Three Months Ended December 31,
                                                          --------------------------------
                                                               2008               2007
                                                          --------------------------------
Supplemental Operating Data
  Land Drilling Operating Statistics
    Average Rigs Available                                           37                 34
    Utilization                                                    79.1%              74.3%
    Implied Day Rate ($ in thousands per day)             $        16.4     $         15.2
    Implied Daily Cash Margin ($ in thousands per day)    $         5.5     $          4.3

  Offshore Products Backlog ($ in millions)               $       362.1     $        362.2

  Tubular Services Operating Data
    Shipments (Tons in thousands)                                 166.2              137.0
    Quarter end Inventory ($ in thousands)                $     396,462     $      191,374

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. Adjusted EBITDA is a non-GAAP measure which excludes the goodwill impairment charges recognized in the fourth quarter of 2008. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                  (unaudited)

                                         Three Months Ended December 31,    Twelve Months Ended December 31,
                                         -------------------------------    --------------------------------
                                             2008               2007             2008               2007
                                         -------------------------------    --------------------------------
Net income                               $      7,025       $     48,200    $      222,710      $    203,372
Income tax expense                             40,591             20,799           156,349            96,986
Depreciation and amortization                  26,863             21,383           102,604            70,703
Interest income                                  (805)              (909)           (3,561)           (3,508)
Interest expense                                3,613              5,191            17,530            17,988
                                         -------------------------------    --------------------------------
   EBITDA                                $     77,287       $     94,664    $      495,632      $    385,541
Goodwill impairment                            85,630                  -            85,630                 -
                                         -------------------------------    --------------------------------
   Adjusted EBITDA                       $    162,917       $     94,664    $      581,262      $    385,541
                                         -------------------------------    --------------------------------

(B)  As    of   December     31,   2008,    the   Company     had  approximately
     $195.9 million available under its revolving credit facility.

(C) Includes $6.2 million and $12.8 million gains on sale of Boots & Coots common stock in the full years 2008 and 2007 results, respectively.

(D) Drilling EBITDA and Operating Income exclude $22.8 million goodwill impairment charge. Tubular Services EBITDA and Operating Income exclude a $62.9 million goodwill impairment charge. Consolidated EBITDA and Operating Income exclude an $85.6 million goodwill impairment charge.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582
SOURCE: Oil States International, Inc.